RESOLUTIONS OF THE BOARD OF DIRECTORS OF UWHARRIE CAPITAL CORP

 WHEREAS the persons named below are designated as "Reporting Persons" of
Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting
Requirement) to the Securities and Exchange Commission ("SEC"):

 1.   Board of Directors  Uwharrie Capital Corp

 2.   Roger L. Dick  President and Chief Executive Officer
     Uwharrie Capital Corp
     Chief Executive Officer  Uwharrie Bank

 3.   R. David Beaver III Chief Risk Officer
     Uwharrie Capital Corp and Uwharrie Bank
     President  Uwharrie Bank

 4.  Jason R. Andrew  Chief Operations Officer
     Uwharrie Capital Corp and Uwharrie Bank

 5.  Christy D. Stoner   President & Chief Executive Officer
     Uwharrie Investment Advisors
     Chief Marketing Officer
     Uwharrie Capital Corp and Uwharrie Bank

 6.  Jeffrey L. Trout  President  Uwharrie Bank Mortgage

 7.  Heather H. Almond  Chief Financial Officer
     Uwharrie Capital Corp and Uwharrie Bank

 8.  Cheryl P. Rinehardt  Chief Credit Officer  Uwharrie Bank

 9.  Brooke L. Senter  Chief People Officer  Uwharrie Capital Corp and
     Uwharrie Bank Assistant Corporate Secretary
     Uwharrie Capital Corp and Uwharrie Bank

 10. Tamara M. Singletary Executive Vice President Uwharrie Capital Corp and
     Uwharrie Bank Corporate Secretary Uwharrie Capital
     Corp and Uwharrie Bank

 FURTHER all other officers of the Company are excluded from policymaking functions and therefore are not "Reporting Persons" of the Company.

SEC "Reporting Persons" Resolution
UCC Board of Directors Meeting
February 15, 2022

 FURTHER those persons named will be responsible for complying with the
"Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions" as set forth by the Board of Directors and for notifying Tamara M. Singletary who has been designated as the Companys
 contact person for stock matters prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including without
 limitation any change resulting from any private negotiation trade market trade through the Company gifts custodial accounts trusts corporations partnerships marriages deaths
 incentive stock options employee stock purchase plan employee benefit plan etc.
in order to prevent violations of Rule 16a and 16b.

 FURTHER compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company however Tamara M. Singletary or designee will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

 FURTHER the "Reporting Persons" authorize and designate Roger L. Dick R. David
Beaver III or Tamara M. Singletary to sign SEC Forms 3 4 and 5 and file in their behalf if needed.  Notice of this signature authorization will be given to the
Securities and Exchange Commission by providing a copy of this resolution.

    These actions being taken at a duly called meeting of the Uwharrie Capital
Corp Board of Directors on February 15 2022 for which a quorum was present.

                   Signed and sealed this 15th day of February 2022

            /s/ Tamara M. Singletary
      Tamara M. Singletary
      Executive Vice President & Corporate Secretary
      Uwharrie Capital Corp